SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) March 19, 1999

                     Spectrum Information Technologies, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                 0-15596             75-1940923
(State or other jurisdiction             (Commission         IRS Employer
of incorporation or organization)        File Number)        Identification No.)

                     P.O. Box 1006, New York, NY 10268-1006
                    (Address of principal executive offices)

Registrant's telephone number, including area code (914) 251-1800


          (Former name or former address, if changed since last report)





Item 2 - Acquisition or Disposition of Assets

     (a)  Description of Transaction

     On March 19, 1999, Spectrum Information Technologies, Inc. a Delaware corporation doing business as Siti- Sites.com (the "Company" or the "Registrant"), entered into an Investment and Business Development Agreement (the "Investment Agreement"), a copy of which is attached as Exhibit 10.1 hereto, with Minutemeals.com, Inc., a Delaware corporation ("MM"), and Joseph Langhan and Donald Moore (collectively, the "Individuals"). The parties entered into the Investment Agreement to provide for the further development of a web site known as "minutemeals.com" (the "Web Site"), a food/lifestyle web site, which was created by the Individuals. Pursuant to the Investment Agreement, the Individuals contributed certain assets to MM relating to the Web Site (primarily consisting of its domain name and certain recipes and product inventory) for 80% of the stock of MM and the Company contributed $105,000 from its capital to MM for 20% of the stock of MM. Joseph Langhan will be the President and Chief Executive Officer and Donald Moore will be the Executive Vice President and Chief Operating Officer of MM. Each Individual will also be a director of MM.

     The Web Site will undergo a four month testing period and launch phase. After completion of the launch phase, the Company may elect to exercise an option (the "Merger Option") to acquire the MM Shares owned by the Individuals by merging a new wholly-owned subsidiary of the Company with and into MM. The Individuals would receive up to an aggregate of 500,000 shares of the Company's common stock, par value $0.001 ("Company Shares"), in exchange for their stock of MM, 250,000 shares of which will be delivered upon exercise of the Merger Option. The terms of the merger are set forth in a Merger Agreement (which has not yet been executed), a copy of which is attached as Exhibit 2.1 hereto. If the Company exercises the Merger Option, it will contribute an additional $295,000 from its capital to MM (a limited portion of which may have been contributed earlier if necessary).

     If the Company does not exercise the Merger Option, 100,000 Company Shares (in the aggregate) will be delivered to the Individuals in consideration of their efforts and the failure to complete the term of the Investment Agreement and the Company will transfer back to MM all stock of MM owned by the Company.

     If the Company exercises the Merger Option, it will have another option (the "Termination Option") two months later to terminate the Investment Agreement. If the Company does not exercise the Termination Option, pursuant to the Merger Agreement, an additional 150,000 Company Shares (in the aggregate) will be delivered to the Individuals and the Company will make additional contributions to MM in the approximate aggregate amount of $600,000 over the following six month period. In addition, the Merger Agreement provides that the Individuals will have the right to receive up to 100,000 additional Company Shares (in the aggregate) if certain performance criteria are met after two years of operations.

     The Termination Option provides that upon exercise (1) the Individuals may require the Company to sell all of the MM stock to the Individuals, or (2) the Company may require the Individuals to acquire all of the MM stock, in either event in exchange for an aggregate 100,000 Company Shares held by the Individuals.

     Pursuant to the Investment Agreement, the Individuals will have the right under certain circumstances to share in the net proceeds of a sale or acquisition of MM (to be paid in Company Shares) on or prior to March 19, 2004, and will have a right of first refusal with respect to any such sale or acquisition of MM prior to such date. The Individuals were also granted certain rights in the event of a financing by MM and will be granted customary "piggy-back" registration rights. Additionally, the Individuals will be entitled to certain incentive stock or cash bonuses and/or compensation for their efforts in evaluating new business opportunities for the Company. Conversely, the Company will have right of first refusal on any business opportunities located or originated by the Individuals.

     The foregoing description of the Investment Agreement and the Merger Agreement is qualified in its entirety by reference to the attached copies of the Investment Agreement and the Merger Agreement.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

          In   accordance  with  paragraph (4) of Item 7(a), not later than June
4, 1999, the Registrant will file financial statements of Minutemeals.com, Inc., on an amendment to this Current Report on Form 8-K.

     (c)  Exhibits.

          Exhibit No.    Description

          2.1            Form of Merger  Agreement  among  Spectrum  Information
                         Technologies,   Inc.,  Minutemeals.com,   Inc.,  Joseph
                         Langhan  and Donald  Moore

          10.1 Investment and Business Development Agreement among Spectrum Information Technologies, Inc., Minutemeals.com, Inc., Joseph Langhan and Donald Moore, dated March 19, 1999

          99.1           Press release dated March 22, 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:    April 2, 1999




                         SPECTRUM INFORMATION TECHNOLOGIES, INC.

                         By  /s/ Lawrence M. Powers
                             Lawrence M. Powers
                             President, Chief Executive Officer and
                             Chairman of the Board of Directors

                                  EXHIBIT INDEX

     Exhibit No.    Description

     2.1 Form of Merger Agreement among Spectrum Information Technologies, Inc., Minutemeals.com, Inc., Joseph Langhan and Donald Moore (not yet executed; held in escrow by Sills Cummis Radin Tischman Epstein & Gross, P.A.)

     10.1           Investment and Business Development Agreement among Spectrum
                    Information  Technologies,   Inc.,  Minutemeals.com,   Inc.,
                    Joseph Langhan and Donald Moore, dated March 19, 1999

     99.1           Press release dated March 22, 1999